North America Structured Investments 5yrNC1yr INDU/RTY/SPX Review Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com JPMorgan Chase Financial Company LLC JPMorgan Chase & Co. $1,000 ® ® ® Dow Jones Industrial Average , Russell 2000 Index and S&P 500 Index Issuer: Guarantor: Minimum Denomination: Underlyings: Barrier Amount : Pricing Date: Review Dates : Final Review Date : Maturity Date: CUSIP: Preliminary Pricing Supplement: Estimated Value: With respect to each Underlying, 75.00% of its Initial Value July 11, 2025 Quarterly (after an initial one - year non - call period) July 11, 2030 July 16, 2030 48136E6H3 http://sp.jpmorgan.com/document/cusip/48136E6H3/doctype/Product_Termsheet/document.pdf The estimated value of the notes, when the terms of the notes are set, will not be less than $940.00 per $1,000 principal amount note. For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing value of each Underlying on any Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Call Premium*,** Call Value** Review Date** At least 7.7500% 90.00% of the Initial Value First At least 9.6875% 90.00% of the Initial Value Second At least 11.6250% 90.00% of the Initial Value Third At least 13.5625% 90.00% of the Initial Value Fourth At least 15.5000% 90.00% of the Initial Value Fifth At least 17.4375% 90.00% of the Initial Value Sixth At least 19.3750% 90.00% of the Initial Value Seventh At least 21.3125% 90.00% of the Initial Value Eighth At least 23.2500% 90.00% of the Initial Value Ninth At least 38.7500% 90.00% of the Initial Value Final Payment At Maturity If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Least Performing Underlying Return) If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, you will lose more than 25.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity** Total Return at Final Review Date* Total Return at Third Review Date* Total Return at Second Review Date* Total Return at First Review Date* Least Performing Underlying Return at Review Date 38.7500% 11.6250% 9.6875% 7.7500% 100.00% 38.7500% 11.6250% 9.6875% 7.7500% 80.00% 38.7500% 11.6250% 9.6875% 7.7500% 40.00% 38.7500% 11.6250% 9.6875% 7.7500% 20.00% 38.7500% 11.6250% 9.6875% 7.7500% 10.00% 38.7500% 11.6250% 9.6875% 7.7500% 0.00% 38.7500% 11.6250% 9.6875% 7.7500% - 5.00% 38.7500% 11.6250% 9.6875% 7.7500% - 10.00% 0.0000% N/A N/A N/A - 10.01% 0.0000% N/A N/A N/A - 20.00% 0.0000% N/A N/A N/A - 25.00% - 25.0100% N/A N/A N/A - 25.01% - 40.0000% N/A N/A N/A - 40.00% - 50.0000% N/A N/A N/A - 50.00% - 60.0000% N/A N/A N/A - 60.00% - 80.0000% N/A N/A N/A - 80.00% - 100.0000% N/A N/A N/A - 100.00% * In each case, to be determined on the Pricing Date, but not less than the minimum Call Premium, as applicable. ** Not all Review Dates reflected. Reflects a Call Premium of 7.75% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 7.75% per annum. The “total return” as used above is the number expressed, as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement.

North America Structured Investments 5yrNC1yr INDU/RTY/SPX Review Notes Selected Risks Ɣ Ɣ Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. You are exposed to the risk of decline in the value of each Underlying. Your payment at maturity will be determined by the Least Performing Underlying. The benefit provided by the Barrier Amount may terminate on the final Review Date. The automatic call feature may force a potential early exit. No interest payments, dividend payments or voting rights. JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index and the Dow Jones Industrial Average ® . The notes are subject to the risks associated with small capitalization stocks with respect to the Russell 2000 ® Index. As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Selected Risks (continued) Ɣ Ɣ Ɣ The estimated value of the notes will be lower than the original issue price (price to public) of the notes. The estimated value of the notes is determined by reference to an internal funding rate. The estimated value of the notes does not represent future values and may differ from others’ estimates. The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as "JPMS"), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Ɣ Ɣ Ɣ Ɣ The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com